MANAGEMENT RIGHTS AGREEMENT

MANAGEMENT RIGHTS AGREEMENT ("Agreement"), dated as of January 2, 2009, by and among Multiband Corporation, a Minnesota corporation ("Multiband"), and DirecTECH Holding Company, Inc. a Delaware corporation ("DTHC").

WHEREAS, pursuant to a Stock Purchase Agreement, dated as of November 3, 2008 (as it may be amended, restated, supplemented or modified from time to time, the "Stock Purchase Agreement"), by and among MULTIBAND CORPORATION, a publicly traded Minnesota corporation ("Multiband"), BAS MATTINGLY MASTER, LLC, a Delaware limited liability company ("BMM"), BERNARD J. SCHAFER TRUST, LLC, a Delaware limited liability company ("Schafer"), BUILDING BLOCKS FAMILY TRUST, LLC, a Delaware limited liability company ("Block"), DirecTECH Holding Company, Inc., a Delaware corporation ("DTHC"), and North Star Trust Company, not in its corporate capacity but solely in its capacity as the trustee of DTHC ESOT (as defined below) (the "ESOT") upon the terms and subject to the conditions contained therein, Multiband purchased 80% of the issued and outstanding shares of stock of each of Multiband SC Incorporated (formerly DirecTECH Southwest, Inc.), a Louisiana corporation ("DTSW"), Multiband NE Incorporated (formerly DirecTECH Delaware, Inc.), a Delaware corporation ("DTNE"), Multiband DV Incorporated (formerly DirecTECH Development Corporation), a Delaware corporation ("DTDC"), and Multiband EC Incorporated (formerly JBM, Inc.), a Kentucky corporation ("JBM"), and 29% of the issued and outstanding shares of Multiband NC Incorporated (formerly Michigan Microtech, Inc.), a Michigan corporation ("MMT") stock (collectively, the "DTHC Operating Entities"); and

WHEREAS, to induce DTHC to execute and deliver the Stock Purchase Agreement and to consummate the transactions contemplated thereby, Multiband has agreed to provide DTHC with the rights set forth in this Agreement.

Accordingly, the parties hereto agree as follows:

SECTION. 1. Management Rights

1.1. Until the date that DTHC no longer owns (beneficially or otherwise) or holds any securities or debt instruments of Multiband, and the Multiband Secured Promissory Note has been paid in full, DTHC shall be entitled to consult with and advise management of Multiband with respect to operations of Multiband and its direct and indirect subsidiaries, including Multiband's business and financial matters and management's proposed annual operating plans, and management will meet regularly during each year with representatives of DTHC (the "Representatives") at Multiband's facilities at mutually agreeable times for such consultation and advice, including to review progress in achieving said plans. Multiband shall give DTHC reasonable advance written notice of any significant new initiatives or material changes to existing operating plans of Multiband and its direct and indirect subsidiaries and shall afford DTHC adequate time to meet with management to consult on such initiatives or changes prior to implementation. Multiband agrees to give due consideration to the advice given and to any proposals made by DTHC but is not obligated to follow or accept any recommendations made by DTHC.

1.2. DTHC may inspect all documents, contracts, books, records, personnel, offices and other facilities and properties of Multiband and its direct and indirect subsidiaries and, to the extent available to Multiband after Multiband uses commercially reasonable efforts to obtain them, the non-privileged records of its legal advisors and accountants, including the accountants' work papers, and DTHC may make such copies and inspections thereof as DTHC may reasonably request. Multiband shall furnish DTHC with such financial and operating data and other information with respect to the business and properties of Multiband and its direct and indirect subsidiaries as DTHC may request. Multiband shall permit the Representatives to discuss the affairs, finances, and accounts of Multiband and its direct and indirect subsidiaries with the principal officers of Multiband and to make proposals and furnish advice with respect thereto to such persons but is not obligated to follow or accept any recommendations made by DTHC.

1.3. DTHC shall have the following rights regarding Multiband's board of directors (the "Board"):

(a) Except as otherwise required to comply with the rules and regulations of the Securities and Exchange Commission applicable to Multiband, or the rules and regulations of any stock exchange or automated inter-dealer quotation system for which any of Multiband's securities are listed or quoted for trading, DTHC shall have the right to designate to the Board one person.

(b) Except as otherwise required to comply with the rules and regulations of the Securities and Exchange Commission applicable to Multiband, or the rules and regulations of any stock exchange or automated inter-dealer quotation system for which any of Multiband's securities are listed or quoted for trading, Multiband shall take all steps necessary so that a Designee designated by DTHC shall sit on (i) each committee of the Board, and (ii) the board of directors (and committee thereof, if any) of such direct and indirect subsidiaries of Multiband as DTHC shall select from time to time. In the event that any of the Designees shall cease to serve as a director or committee member for any reason other than as required by law, DTHC shall have the sole right to fill the vacancy resulting therefrom with another Designee.

1.4. At any time during which DTHC is not represented on the Board, Multiband shall, after receiving notice from DTHC as to the identity of a person (a "Board Observer"), (a) permit a Board Observer to attend all meetings of the Board and all committees thereof as a non-voting observer; (b) provide the Board Observer advance notice of each such meeting, including such meeting's time and place, at the same time and in the same manner as such notice is provided to the members of the Board (or such committee thereof); (c) provide the Board Observer with copies of all materials, including notices, minutes and consents, distributed to the members of the Board (or such committee thereof) at the same time as such materials are distributed to such Board (or such committee thereof) and permit the Board Observer to have the same access to information concerning the business and operations of Multiband and its direct and indirect subsidiaries as is provided to the members of the Board (or such committees thereof); and (d) permit the Board Observer to discuss the affairs, finances and accounts of Multiband and its direct and indirect subsidiaries with, and to make proposals and furnish advice with respect thereto to, the Board (or such committees thereof), without voting. The Board, any such committees, and Multiband's officers shall take such proposals or advice seriously and give

due consideration thereto but the Board shall not be obligated to follow or accept any recommendation, proposal or advice made by the Board Observer. Reasonable out-of-pocket costs and expenses incurred by the Board Observer for the purposes of attending Board (or committee) meetings and conducting other Multiband business will be paid by Multiband promptly upon demand.

1.5. Multiband shall, except to the extent that such information can be publicly obtained through reasonable means by DTHC itself, deliver to DTHC during the term of this Agreement:

(a) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Multiband, consolidated balance sheets of Multiband and its direct and indirect subsidiaries as of the end of such period then ended, and consolidated statements of income and cash flows of Multiband and its direct and indirect subsidiaries for the period then ended, in each case prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein and subject to the absence of footnotes and year-end adjustments;

(b) as soon as available and in any event within 120 days after the end of each fiscal year of Multiband, a consolidated balance sheet of Multiband and its direct and indirect subsidiaries as of the end of such year, and consolidated statements of income and cash flows of Multiband and its direct and indirect subsidiaries for the year then ended, in each case prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor's report thereon of a firm of established national reputation; and

(c) to the extent Multiband or any direct or indirect subsidiary is required by law or pursuant to the terms of any outstanding indebtedness of Multiband or any direct or indirect subsidiary to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, prepared by Multiband or any direct or indirect subsidiary as soon as available.

1.6. DTHC agrees, and shall cause each of its Representatives, Designees and Board Observers, to hold in confidence and trust and not use or disclose any confidential information provided to or learned by it in connection with the exercise of DTHC's Management Rights under this Agreement, unless (a) otherwise required by law or (b) such confidential information otherwise becomes publicly available or available to it other than through DTHC's investment and other than from sources not known by DTHC to be prohibited from disclosing such information by a contractual, legal, or fiduciary obligation. If DTHC (or any of its Representatives, Designees or Board Observers) is required by applicable law or judicial or regulatory process to divulge any non-public information, DTHC shall provide Multiband with prompt written notice of each request (unless prohibited by law) so that Multiband may seek an appropriate protective order or other appropriate remedy, and DTHC shall cooperate with Multiband to obtain a protective order or other remedy; provided, that, in the event that a protective order or other remedy is not obtained, DTHC (or any of its Representatives, Designees or Board Observers) shall furnish only that portion of such information which, on the advice of its counsel, it is legally compelled to disclose and shall exercise its commercially reasonable

efforts to obtain reliable assurance that confidential treatment will be accorded any such information as so disclosed.

1.7. Multiband agrees that, at any time after the date hereof, upon the request of DTHC and in connection with any sale or other transfer by DTHC of its shares of stock of Multiband, Multiband shall: (a) provide each transferee with management rights substantially similar to those provided to DTHC under this Agreement, if such rights would facilitate the transferee's ability to meet or comply with any regulatory or legal requirement or standard, including such rights as are necessary to cause the investment by the transferee to constitute a "venture capital investment" for purposes of the Department of Labor's "plan assets" regulation, (b) provide such transferee with such other rights as may be reasonably necessary for such transferee to comply with any other regulatory scheme to which such transferee may be subject and (c) subject to any applicable restrictions on transfer, take any action reasonably necessary to effectuate or facilitate such sale or transfer to such transferee.

1.8. The rights set forth in this Agreement shall continue until the date that DTHC no longer owns (beneficially or otherwise) or holds any securities or debt instruments of Multiband. The confidentiality provision hereof will survive any such termination.

1.9. The rights set forth in this Agreement are intended, among other things, to satisfy the requirement of contractual management rights for purposes of qualifying DTHC as a venture capital operating company for purposes of the U.S. Department of Labor's "plan assets" regulation, and in the event that, after the date hereof, as a result of any change in applicable law or regulation or a judicial or administrative interpretation of applicable law or regulation, it is determined that such rights are not satisfactory for such purpose, DTHC and Multiband shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights which satisfy such regulations.

1.10. This Agreement may not be amended, modified or canceled except by written agreement of all parties hereto. This Agreement is intended to be a legal and binding obligation of DTHC and Multiband.

1.11. This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.

1.12. By execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally.

(a) Consents to submit to the exclusive jurisdiction of the federal and state courts located in the State of Delaware in New Castle County (collectively, the "Selected Courts") for any action or proceeding arising out of or relating to this Agreement, and agrees not to commence any action or proceeding relating thereto except in the Selected Courts (provided, that a party may commence any action or proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts); (b) consents to service of any process, summons, notice or document in any action or proceeding by registered first-class mail, postage prepaid, return receipt requested or by nationally

recognized courier guaranteeing overnight delivery and agrees that such service of process shall be effective service of process for any action or proceeding brought against it in any such Selected Court (provided, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law); (c) waives any objection to the laying of venue of any action or proceeding arising out of this Agreement in the Selected Courts; and (d) waives and agrees not to plead or claim in any Selected Court that any such action or proceeding brought in any such Selected Court has been brought in an inconvenient forum.

(b) WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. SUCH ACTION OR PROCEEDING SHALL INSTEAD BE TRIED IN A SELECTED COURT BY A JUDGE SITTING WITHOUT A JURY.

1.13. DTHC and Multiband agree that DTHC shall act as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither DTHC nor its Representatives, Designees or Board Observers, partners or employees shall be considered employees or agents of Multiband as a result of this Agreement nor shall any of them have authority to contract in the name of or bind Multiband, except as expressly agreed to in writing by Multiband.

1.14. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

1.15. This Agreement shall become effective upon, and only upon, the closing of the transactions contemplated by that certain Stock Purchase Agreement, dated as of November 3, 2008, by and among the MULTIBAND CORPORATION, a publicly traded Minnesota corporation ("Multiband"), BAS MATTINGLY MASTER, LLC, a Delaware limited liability company ("BMM"), BERNARD J. SCHAFER TRUST, LLC, a Delaware limited liability company ("Schafer"), BUILDING BLOCKS FAMILY TRUST, LLC, a Delaware limited liability company ("Block"), DirecTECH Holding Company, Inc., a Delaware corporation ("DTHC"), and North Star Trust Company, not in its corporate capacity but solely in its capacity as the trustee of DTHC ESOT.

SECTION. 2. Representations and Warranties. Each party hereto represents and warrants to the other parties hereto as follows:

(a) Such party has full power and authority to execute, deliver and perform such party's obligations under this Agreement in accordance with the terms hereof.

(b) This Agreement has been duly and validly authorized, executed and delivered by such party, and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with the terms hereof except to the extent that such enforceability may be limited by bankruptcy, insolvency or other similar laws or by general equitable principles.

(c) The execution, delivery and performance of this Agreement by such party does not (x) violate, conflict with, or constitute a breach of or default under the organizational documents of such party or any material agreement to which it is a party or by which it is bound or (y) violate any law, regulation, order, writ, judgment, injunction or decree applicable to such party.

(d) No consent or approval of, or filing with, any governmental or regulatory body is required to be obtained or made by such party in connection with the execution and delivery hereof or the consummation of the transactions contemplated hereby.

SECTION. 3. Miscellaneous.

3.1. Amendments and Waivers. This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement of Multiband and DTHC; provided, however, that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

3.2. Assignment; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and any of their respective successors, personal representatives and permitted assigns who agree in writing to be bound by the terms hereof. Multiband may not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of DTHC.

3.3. Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached and further agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or a

default under, this Agreement by them and that, in addition to all other remedies available to them, each of them shall be entitled to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance of the terms and provisions of this Agreement. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate. In any action or proceeding brought to enforce any provision of this Agreement (including the indemnification provisions hereof), or where any provision hereof is validly asserted as a defense, the successful party to such action or proceeding shall be entitled to recover, to the extent permitted by applicable law, attorneys' fees in addition to its costs and expenses and any other available remedy.

3.4. Further Assurances. Each party hereto shall cooperate with each other party, shall do and perform or cause to be done and performed all further acts and things, and shall execute and deliver all other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

3.5. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

3.6. Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

3.7. Defaults. A default by any party to this Agreement in such party's compliance with any of the conditions or covenants hereof or performance of any of the obligations of such party hereunder shall not constitute a default by any other party.

3.8. General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Unless otherwise specified, the terms "hereof," "herein" and similar terms refer to this Agreement as a whole, and references herein to Sections refer to Sections of this Agreement. Words of inclusion shall not be construed as terms of

limitation herein, so that references to "include", "includes" and "including" shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

3.9. Notice. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

(a) If to any of the Multiband, to:

Multiband Corporation
9449 Science Center Drive
New Hope, Minnesota 55428
Attn: Chief Executive Officer

(b) If to DTHC, to:

DirecTECH Holding Company, Inc.
33 W. 2nd Street, Suite 504
Maysville, KY 41056
Attn: Chairman of the Board

(c) In each case, with a copy to (which shall not constitute notice):

Johanson Berenson LLP
Attorneys & Counselors at Law
1792 Second Street
Napa, California 94559
Attn: David R. Johanson, Esq.

All such notices, requests, consents and other communications shall be deemed to have been given when received. Any party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

3.10. Effectiveness. This Agreement shall become effective as of the date first above written. [NOTE: To be executed as of Closing Date.]

(Remainder of Page Intentionally Left Blank)

DB1/62240891.2

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized.

MULTIBAND CORPORATION

By: [signature], CEO

Name: Jim Mandel
Title: Chief Executive Officer

DIRECTECH HOLDING COMPANY, INC.

By: [signature]

Name: Thomas A. Beaudreau
Title: President & CEO